EXHIBIT 99.1

For Immediate Release:

Encore Medical Corporation Announces

Full Exercise of Underwriters’

Over-Allotment Option

AUSTIN, Texas, December 19, 2003 — Encore Medical Corporation (the “Company”) (Nasdaq: ENMC) today announced the closing of the sale of 1,275,000 shares of its common stock by certain selling stockholders pursuant to the full exercise by the Underwriters of their over-allotment option granted in connection with the Company’s recent public offering of 8,500,000 shares of its common stock, which closed on December 16, 2003. These shares were sold at the public offering price of $6.25 per share. The Company will not receive any of the net proceeds of the sale of these shares by the selling shareholders.

SG Cowen Securities Corporation acted as lead managing underwriter of the offering and First Albany Capital Inc. acted as co-manager.

A copy of the final prospectus supplement relating to the offering may be obtained from SG Cowen Securities Corporation, which may be obtained by calling SG Cowen Prospectus Department at 631-254-7106 or contacting SG Cowen at 1155 Long Island Avenue, Edgewood, New York 11717.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes orthopedic implant products, sports medicine equipment and related products for the orthopedic industry.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:	Encore Medical Corporation
Harry L. Zimmerman, Executive
Vice President — General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Media:	Euro RSCG Life NRP
Susan Noonan (212) 845-4252
news@erlnrp.com